Exhibit 99

221 East Hickory Street
Mankato, Minnesota 56001

	Contact:	Thomas Langenfeld
BlueFire Partners, Inc.
For Immediate Release		612-344-1038

David Christensen
Chief Financial Officer
507-387-1713

HICKORYTECH REPORTS THIRD QUARTER 2003 RESULTS
Posts 31.5 Percent Increase in Income from Continuing Operations

MANKATO, Minn., Oct. 27, 2003—HickoryTech Corporation (Nasdaq:HTCO) today reported income from continuing operations for the third quarter ended Sept. 30, 2003, of $2.0 million, or 14 cents per diluted share, an increase of 31.5 percent from $1.5 million, or 11 cents per diluted share, for the same period in 2002. Revenues from continuing operations were $23.1 million in the third quarter of 2003, a decrease of 5.2 percent from $24.3 million in the same period of 2002. Operating income from continuing operations was $5.0 million in the third quarter of 2003, an increase of 15.6 percent over the same period of 2002.

On Sept. 18, 2003, HickoryTech announced its agreement to sell all of its wireless operations to Western Wireless Corporation, a transaction expected to close in the fourth quarter of 2003, subject to the approval of the Federal Communications Commission.  As a result of the agreement to sell, the company classified its wireless operations as discontinued operations. This includes the quarter and nine months ended Sept. 30, 2003, as well as for the comparable periods of 2002.  During the third quarter of 2003, the Company recorded a $14.7 million loss from discontinued operations, net of an income tax benefit of $10.2 million. The loss includes a writedown and expenses associated with the pending sale of the company’s wireless operations in the amount of $25.9 million before tax, $15.3 million after tax. The wireless writedown, which had been estimated at $21 million, or $1.50 per share after tax in the Company’s September announcement, has been reduced to $15.3 million, or $1.09 per share.

“The underlying strength of our continuing operations is largely obscured by the impact of the wireless valuation writedown,” said John Duffy, president and chief executive officer. “The 91 cent per share loss that is reflected in our third quarter financials includes this $1.09 per share wireless valuation item.  Excluding the $1.09 per share wireless valuation item would result in earnings per share for our third quarter 2003 of 18 cents. This is an improvement of 3 cents per share, or 20 percent, over earnings of 15 cents per share in the third quarter 2002 — improvement that is both encouraging and consistent with our first two quarters in 2003.

HickoryTech Reports Third Quarter 2003 Results

October 27, 2003

“The sale of our wireless business will enable us to tighten the focus on our core wireline and broadband business, strengthen our balance sheet by allowing us to reduce debt, and improve our position to take advantage of potential future opportunities.”

For the third quarter and nine months ended Sept. 30, 2003, the total net loss per share from combined continued and discontinued operations was $0.91 and $0.56 respectively, compared with earnings per share from combined continued operations and discontinued operations for the comparative periods of 2002 of $0.15 and $0.43 respectively.

The Telecom business sector, which represents over 80 percent of HickoryTech’s consolidated revenues, expanded its revenues by $0.7 million in the third quarter, up 3.9 percent from the same quarter of 2002. ILEC network access revenues contributed $274,000 or 3.4 percent more revenue in the third quarter of 2003 than in the same period of 2002.  CLEC local service contributed $106,000 or 12.9 percent more revenue in the third quarter of 2003 than the third quarter of 2002.  Data networking for schools and libraries (known as project Socrates) and other data services provided a combined $193,000, or 15.5 percent increase in revenues for the Communications Services line of business in the third quarter of 2003 over the same quarter last year.

HickoryTech’s broadband penetration continues a positive trend. Reported ILEC Digital Subscriber Line (DSL) growth of 2,361 lines, provided a 121.8 percent increase in this service. In addition, CLEC DSL lines increased by 1,171, or 95.7 percent.  Total DSL lines increased by 3,532 or 111.7 percent to 6,694 from a year ago. “Broadband deployment is part of our core strategic focus,” Duffy noted.  “We have more than doubled our DSL lines in service from one year ago and we still have opportunities for further growth.”

Overall operating expenses from continuing operations, excluding depreciation and amortization, declined 8.6 percent to $11.5 million for the third quarter of 2003, based on service improvement in the CLEC line of business, general operating improvement actions, and improvement in the high level of bad debt expense from other telecom carriers in 2002. Interest expense declined 9.9 percent to $1,579,000 for the third quarter.   The company reduced debt by another $4.5 million during the quarter, to $141.6 million at the end of September.  Company debt levels have been reduced by $17.5 million since the beginning of the year.

The third-quarter revenue contribution of the Enterprise Solutions Sector was overshadowed by the sector’s revenue performance in last year’s third quarter, which included the initial installation at the Best Buy Corporate Headquarters.  The decline in Enterprise Solutions revenues offset an increase in Telecom revenues, resulting in a third-quarter decrease in overall company revenues.

For the nine months ended Sept. 30, 2003, revenues increased to $69.5 million from $67.6 million in the comparable period of 2002.  Income from continuing operations was $6.1 million, or 43 cents per diluted share, vs. $4.4 million, or 32 cents per share, in the first nine months of 2002.

Further discussion of the third quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Standard Time on Tuesday, Oct. 28, 2003. Investors can access the Webcast through a link on HickoryTech’s homepage at www.hickorytech.com or through www.CCBN.com.

About HickoryTech

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with nearly 500 employees and operations in Minnesota and Iowa. HickoryTech is in its 106th year of operation with its roots in the local telephone exchange business. From this base, it has expanded into competitive local service, long distance, Internet, information solutions and enterprise solutions. To learn more about HickoryTech Corporation, visit the company’s Web page at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Statement of Operations

	For Three Months Ended September 30		For Nine Months Ended September 30
(Dollars in Thousands)	2003	2002	2003	2002
Revenues from Continuing Operations:
Telecom Sector	$18,810	$18,100	$56,058	$52,857
Information Solutions Sector	702	981	2,609	3,064
Enterprise Solutions Sector	3,565	5,257	10,859	11,655
Total Revenues	23,077	24,338	69,526	67,576

Costs and Expenses from Continuing Operations:
Cost of Goods Sold, Enterprise Solutions	2,606	3,688	7,675	7,905
Operating Expenses, excluding Depreciation and Amortization	11,475	12,557	35,242	35,651
Depreciation	3,780	3,448	11,013	10,085
Amortization of Intangibles	236	336	761	989
Total Costs and Expenses	18,097	20,029	54,691	54,630

Operating Income from Continuing Operations	4,980	4,309	14,835	12,946

Equity in Net Income (Loss) of Investees	1	(29)	(4)	(27)
Gain on Sale of Assets	—	—	2	—
Interest and Other Income	10	66	33	138
Interest Expense	(1,579)	(1,752)	(4,624)	(5,566)

Income from Continuing Operations Before Income Taxes	3,412	2,594	10,242	7,491
Income Taxes	1,395	1,060	4,186	3,061

Income from Continuing Operations	2,017	1,534	6,056	4,430

Discontinued Operations
Income (Loss) from Discontinued Operations	(24,873)	949	(23,487)	2,637
Income Tax (Benefit)	(10,198)	389	(9,630)	1,081
Income (Loss) from Discontinued Operations	(14,675)	560	(13,857)	1,556

Net Income (Loss)	$(12,658)	$2,094	$(7,801)	$5,986

(Not in thousands)

WEIGHTED AVERAGE # OF SHARES (BASIC)	13,973,920	14,058,750	13,972,741	14,008,985
EARNINGS PER SHARE FOR CONTINUING OPERATIONS	$0.14	$0.11	$0.43	$0.32
EARNINGS PER SHARE FOR DISCONTINUED OPERATIONS	(1.05)	0.04	(0.99)	0.11
	$(0.91)	$0.15	$(0.56)	$0.43

DIVIDENDS PER SHARE	$0.11	$0.11	$0.33	$0.33

WEIGHTED AVERAGE # OF SHARES (DILUTIVE)	14,024,219	14,117,327	14,030,862	14,092,932
EARNINGS PER SHARE (DILUTIVE) FOR CONTINUING OPERATIONS	$0.14	$0.11	$0.43	$0.32
EARNINGS PER SHARE (DILUTIVE) FOR DISCONTINUED OPERATIONS	(1.05)	0.04	(0.99)	0.11
	$(0.91)	$0.15	$(0.56)	$0.43

HICKORY TECH CORPORATION
September 30, 2003
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In Thousands Except Share and Per Share Amounts)	9/30/2003	12/31/2002
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$880	$1,874
Receivables, Net of Allowance for Doubtful Accounts of $1,201 and $1,358	10,343	11,056
Income Taxes Receivable	—	3,222
Costs in Excess of Billings on Contracts	839	2,107
Inventories	4,825	5,059
Deferred Income Taxes	951	951
Other	2,534	2,840
Assets Held for Sale	2,181	—
TOTAL CURRENT ASSETS	22,553	27,109
INVESTMENTS	6,741	10,517
PROPERTY, PLANT AND EQUIPMENT	224,482	247,375
Less ACCUMULATED DEPRECIATION	112,807	111,101
PROPERTY, PLANT AND EQUIPMENT, NET	111,675	136,274
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	507	34,669
Financial Derivative Instrument	1,961	—
Deferred Income Taxes	5,211	—
Deferred Costs and Other	4,945	6,556
Assets Held for Sale	27,481	—
TOTAL OTHER ASSETS	65,191	66,311
TOTAL ASSETS	$206,160	$240,211
LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable	$2,608	$4,543
Accrued Expenses	2,495	3,719
Accrued Interest	60	512
Accrued Income Taxes	1,576	—
Billings in Excess of Costs on Contracts	275	80
Advanced Billings and Deposits	2,846	3,741
Liabilities Held for Sale	1,568	—
Current Maturities of Long-Term Obligations	1,482	1,441
TOTAL CURRENT LIABILITIES	12,910	14,036
LONG-TERM OBLIGATIONS, Net of Current Maturities	140,096	157,599
LONG-TERM LIABILITIES HELD FOR SALE	31	—
DEFERRED INCOME TAXES	—	4,377
DEFERRED REVENUE AND BENEFITS	5,766	5,604
TOTAL LIABILITIES	158,803	181,616
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value
Shares authorized: 100,000,000
Shares outstanding: 13,997,543 in 2003 and 13,983,929 in 2002	1,400	1,398
Additional Paid-In Capital	8,519	7,885
Retained Earnings	36,281	49,312
Accumulated Other Comprehensive Income	1,157	—
TOTAL SHAREHOLDERS’ EQUITY	47,357	58,595
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$206,160	$240,211

Telecom Sector Recap of Continuing Operations

	For Three Months Ended September 30		For Nine Months Ended September 30
(Dollars in Thousands)	2003	2002	2003	2002

ILEC
Revenues
Local Access	$3,780	$3,760	$11,349	$11,319
Network Access	8,370	8,096	25,101	24,154
Intersegment	69	68	206	205
Other	2,355	2,231	6,745	6,889
Total Revenues	14,574	14,155	43,401	42,567

Key Metrics
Access Lines	63,421	65,360
DSL Customers	4,299	1,938

Communications Services
Revenues
Long Distance	$995	$1,028	$3,024	$2,928
Local Service	926	820	2,762	2,216
Internet	944	918	2,835	2,648
Other	1,440	1,247	4,242	2,703
Total Revenues	4,305	4,013	12,863	10,495

Key Metrics
Access Lines
Overbuild	9,607	7,385
Unbundled Network Element (UNE)	1,492	1,311
Total Service Resale (TSR)	2,938	4,736
Total	14,037	13,432
Long Distance Customers	39,663	33,746
Internet Customers	15,901	13,936
DSL Customers	2,395	1,224

Total ContinuingTelecom Sector
Revenues	$18,879	$18,168	$56,264	$53,062
Operating Expenses, excluding Depr. and Amort.	9,757	9,267	27,831	26,879
Depreciation and Amortization	3,319	3,144	9,779	9,156
Operating Income	$5,803	$5,757	$18,654	$17,027

Net Income	$3,475	$3,446	$11,076	$10,111

Other - Continuing Operations
Capital Expenditures	$1,935	$1,110	$5,091	$6,462
Customers	133,022	126,474
DSL Customers	6,694	3,162

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